Exhibit 10

REVOLVING CREDIT AND TERM LOAN AGREEMENT

Dated as of September 5, 2003

CONTINENTAL MATERIALS CORPORATION, a corporation organized under the laws of the state of Delaware (“Borrower”), LaSalle Bank National Association, a national banking association, as administrative agent and as a lender (LaSalle in its capacity as administrative agent referred to in this Agreement as “Agent” and in its capacity as a lender as “LaSalle”) and Fifth Third Bank (Chicago), a Michigan banking corporation, as a lender (“Fifth Third”) (LaSalle and Fifth Third are each referred to individually in this Agreement as a “Lender” and collectively as the “Lenders”), agree as follows:

RECITALS:

A.            Borrower desires Lenders to provide certain extensions of credit, loans or other financial accommodations to Borrower (the “Financial Accommodations”).

B.            Lenders are willing to provide the Financial Accommodations to Borrower, but solely on the terms and subject to the conditions set forth in this Agreement and the other documents, instruments and agreements executed and delivered pursuant to this Agreement or referenced herein.

NOW THEREFORE, in consideration of the Financial Accommodations, the mutual promises and understandings of Lenders and Borrower set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lenders and Borrower hereby agree as set forth in this Agreement.

SECTION 1. DEFINITIONS

SECTION 1.1         GENERAL.

The following words, terms or phrases shall have the following meanings:

“Affiliate” means any corporation of which Borrower owns directly or indirectly 20% or more, but less than 50%, of the outstanding voting stock, or any partnership, joint venture, trust or other legal entity of which Borrower has effective control, by contract or otherwise.

“Agent-Related Person” shall mean the Agent and any successor thereto appointed pursuant to Section 9.9 or otherwise succeeding the Agent, together with their respective affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such entities and affiliates.

“Applicable LIBOR Margin” for purposes of determining the interest rate on:

(i)            a Revolving LIBOR Loan, shall mean (a) prior to the first quarterly adjustment pursuant to clause (b) of this subparagraph (i), 1.25% (the “Normal Revolving LIBOR Margin”);

and (b) the Normal Revolving LIBOR Margin as modified by quarterly adjustments (such adjusted Normal Revolving LIBOR Margin, the “Applicable Revolving LIBOR Margin”) determined based upon the ratio of Borrower’s consolidated Funded Debt (measured on the date of the calculation) to EBITDA (calculated on a rolling four quarters basis) as follows:

If Funded Debt to EBITDA is:	Applicable Revolving LIBOR Margin is:

Greater than or equal to 2.01 to 1.0	1.75%

Less than 2.01 to 1.0 and greater than or equal to 1.51 to 1.0	1.50%

Less than 1.51 to 1.0	1.25%

(ii)           a Term LIBOR Loan, shall mean either (a) the Normal Revolving LIBOR Margin plus .25%, or (b) the Applicable Revolving LIBOR Margin, plus .25%, in each case as determined in accordance with subparagraph (i) hereof.

Not later than twenty (20) days after the Agent’s receipt of the quarterly financial statements required by Section 6.2(a) hereof for each of Borrower’s fiscal quarters, accompanied by a certificate of the chief accounting officer or Treasurer of Borrower reflecting the ratio of Borrower’s Funded Debt to EBITDA for the period of the four fiscal quarters ending on the same date, Agent will determine whether such financial information indicates that the change in the ratio would justify a change in the Applicable LIBOR Margin and shall then notify Borrower and the Lenders of such determination and of any change in the Applicable LIBOR Margin resulting therefrom. Any change in the Applicable LIBOR Margin, and in the rate of interest applicable to LIBOR Loans resulting therefrom, shall be effective as of the first day of the month after the Agent provides notice to Borrower and the Lenders of any change in the Applicable LIBOR Margin, and with such new Applicable LIBOR Margin to continue in effect until the effectiveness of the next re-determination thereof. Any determination by Agent of the ratio of Borrower’s Funded Debt to EBITDA shall be conclusive and binding upon Borrower and the Lenders provided that it has been made reasonably and in good faith, absent manifest error. If Borrower fails to timely submit the quarterly financial statements and certificate referred to above, the rate of interest applicable to LIBOR Loans as of the next determination date of the Applicable LIBOR Margin shall be determined and based upon the Default Rate.

“Borrowing” shall mean the total of Loans of a single type (i.e. LIBOR Loan or Prime Rate Loan) made by the Lenders to Borrower on a single date and for a single Interest Period, if applicable. Borrowings of Loans are made ratably from each of the Lenders according to their respective commitments.

“Borrowing Notice” shall have the meaning set forth in Section 4.2 below.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in Chicago, Illinois are authorized to close, and with respect to LIBOR Loans, a day on which dealings in United States Dollars may be carried on by the Agent in the London interbank eurodollar market.

“Commitment Fee” shall mean the commitment fee of three-eighths of one percent (3/8%) per year on the average daily unused amount of each Lender’s Commitment - Revolving Credit which Borrower agrees to pay each Lender hereunder.

“Commitment - Revolving Credit” shall mean each such amount set forth below across from the name of each Lender:

Lender	Amount
LaSalle	$6,000,000
Fifth Third	$4,000,000

“Commitment - Term Loan” shall mean each such amount set forth below across from the name of each Lender:

Lender	Amount
LaSalle	$6,900,000
Fifth Third	$4,600,000

“Default Rate” shall have the meaning set forth in Section 3.5 below.

“EBITDA”, with reference to any Measurement Period, shall mean, on a consolidated basis, the sum of Borrower’s:

(i)            consolidated net income after all provisions or credits for any Federal, state or other income taxes, plus

(ii)           Federal, state and other income taxes deducted in the determination of consolidated net income, plus

(iii)          Interest Expense deducted in the determination of consolidated net income, plus

(iv)          depreciation, depletion and amortization expense deducted in the determination of consolidated net income, and minus

(v)           any items of gain which are extraordinary items to the extent reflected in the determination of consolidated net income.

“Existing Letter of Credit” shall mean that certain letter of credit issued by LaSalle in favor of St. Paul Fire and Marine Insurance Co. in the amount of $995,000 that is referred to as Letter of Credit No.: S500399.

“Fixed Charges” for any Measurement Period, shall mean, on a consolidated basis, the sum of Interest Expense and all principal payments in satisfaction of Indebtedness scheduled or otherwise made during such Measurement Period (including capitalized lease obligations) by Borrower, but excluding any payments on the Revolving Credit Loan.

“Fixed Charge Coverage Ratio” shall mean for any Measurement Period consisting of the four fiscal quarters of Borrower ending as of the end of each fiscal quarter of Borrower, the ratio of Income Available for Fixed Charges to Fixed Charges.

“Funded Debt” shall mean, for any Person, (i) all Indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including but not limited to the issuance of debt securities), (ii) all Indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than sixty (60) days past due), (iii) all Indebtedness secured by any lien upon property of such Person, whether or not such Person has assumed or become liable for the payment of such Indebtedness, (iv) all capitalized lease obligations of such Person, and (v) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit excluding any letters of credit which have not been drawn upon.

“GAAP” shall mean generally accepted accounting principles consistently applied from time to time.

“Income Available for Fixed Charges” shall mean, for any Measurement Period, EBITDA, minus the sum of capital expenditures not financed by long-term debt and cash dividends paid to Borrower’s shareholders, all as determined for Borrower on a consolidated basis.

“Indebtedness” of any entity or consolidated group means, without duplication:

(i)            all obligations, contingent or otherwise, of such entity for borrowed money and all obligations of such entity evidenced by bonds, debentures, notes or other similar instruments;

(ii)           all obligations of such entity as lessee under leases which have been or should be, in accordance with GAAP, recorded as capitalized lease liabilities;

(iii)          all guaranties, whether direct or indirect, secured or unsecured, of Indebtedness of another Person by such entity or any of its Subsidiaries;

(iv)          net liabilities of such entity under all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and all other agreements or arrangements designed to protect such entity against fluctuations in interest rates or currency exchange rates;

(v)           whether or not so included as liabilities in accordance with GAAP, all obligations of such entity to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a lien on property owned or being purchased by such entity (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such entity or is limited in recourse; and

(vi)          all contingent liabilities of such entity in respect of any of the foregoing or in respect of any letters of credit.

For all purposes of this Agreement, the Indebtedness of any entity shall include its pro rata share of Indebtedness of any partnership or joint venture in which such entity is a general partner or a joint venturer.

“Interest Expense” shall mean, for any Measurement Period of Borrower, all interest accrued (whether or not actually paid) during such period on Indebtedness of Borrower and its Subsidiaries (determined on a consolidated basis), provided that the term “Interest Expense” also shall include (without limitation) (i) dividends paid on any preferred or special stock issued by Borrower, (ii) amortized discount in respect of Indebtedness of Borrower and its Subsidiaries issued at a discount, and (iii) imputed interest on capitalized lease obligations of Borrower and its Subsidiaries.

“Interest Period” shall mean the period commencing on the date a Borrowing of LIBOR Loans is made and ending on the date, as Borrower may select, one month, two months, three months, or six months thereafter; provided, however, that, with respect to any LIBOR Loan:

(i)            Borrower may not select an Interest Period that extends beyond the Termination Date or beyond the maturity date of all or any portion of such LIBOR Loan; and

(ii)           whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day.

“L/C Issuer” shall mean LaSalle Bank National Association, a national banking association.

“L/C Refinancing Borrowing” shall mean a Revolving Credit Loan Borrowing to refinance a reimbursement obligation with respect to a Letter of Credit.

“Letters of Credit” shall mean any letters of credit which are now or at any time hereafter issued by either Lender hereunder at the request of and for the account of Borrower.

“Letter of Credit Obligations” shall mean the sum of the aggregate outstanding face amount available to be drawn under all of the Letters of Credit, plus the aggregate outstanding face amount of any unpaid drafts presented under any of the Letters of Credit.

“LIBOR Rate” shall mean the per annum rate of interest at which United States dollar deposits in an amount comparable to the principal balance of the applicable LIBOR Loan and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 a.m. (London time) two Business Days prior to the commencement of each Interest Period, as displayed in the Bloomberg Financial Markets system, or other authoritative source selected by the Agent in its sole discretion, divided by a number determined by subtracting from 1.00 the maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency liabilities, such rate to remain fixed for such Interest Period.  Lender’s determination of LIBOR Rate shall be conclusive, absent manifest error.

“LIBOR Loan” shall mean either a Revolving LIBOR Loan or a Term LIBOR Loan, as applicable.

“Loan Document” shall mean any instrument, document, note, agreement, or guaranty delivered to Lenders or either Lender in connection with the Loans.

“Loans”  shall mean the Revolving Credit Loans and the Term Loan, collectively.

“Measurement Period” shall mean any period of measurement for determining financial covenants and ratios set forth herein.

“Notes” shall mean the Revolving Credit Notes and the Term Notes, collectively.

“Person” shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or foreign or United States government, whether federal, state, county, city, municipal or otherwise, including, but not limited to, any instrumentality, division, agency, body or department thereof.

“Prime Rate” shall mean the per annum rate of interest announced from time to time by Agent called its prime rate, which may or may not at any time be the lowest rate of interest charged by Agent. Changes in the rate of interest resulting from a change in the Prime Rate shall take effect on the date set forth in each announcement.

“Prime Rate Loan” shall mean either a Term Prime Rate Loan or a Revolving Prime Rate Loan, as applicable.

“Pro Rata Share” shall mean, with respect to any Lender, the ratio (expressed as a percentage calculated to the ninth digit to the right of the decimal point) of (i) such Lender’s Total Commitment at such time as set forth on Schedule 1 attached hereto, to (ii) the Total Commitment of all Lenders’ at such time, as set forth on Schedule 1 attached hereto.

“Rate Hedging Transaction” shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into between Borrower and any Lender which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measure.

“Refunding Borrowing” shall have the meaning set forth in Section 4.2 below.

“Revolving Credit Loan” shall have the meaning set forth in Section 2.1 below.

“Revolving Credit Note” shall have the meaning set forth in Section 2.2 below.

“Revolving LIBOR Loan” shall mean a Revolving Credit Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“Revolving Prime Rate Loan” shall mean a Revolving Loan bearing interest at a rate determined by reference to the Prime Rate.

“Subsidiary” shall mean any corporation, partnership, joint venture, trust, or other legal entity of which Borrower owns directly or indirectly 50% or more of the outstanding voting stock or interest, or of which Borrower has effective control, by contract or otherwise.

“Subsidiary Guaranty” and “Subsidiary Guaranties” shall have the meanings set forth in Section 2.6 below.

“Tangible Net Worth” means, at any date, net stockholders’ equity, minus goodwill, patents, trademarks, service marks, trade names, copyrights, and all other intangible assets and all items that are treated as intangible assets under GAAP.

“Termination Date” shall mean July 31, 2004.

“Term LIBOR Loan” shall mean a Term Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“Term Loan” shall have the meaning set forth in Section 2.4 below.

“Term Note” shall have the meaning set forth in Section 2.5 below.

“Term Prime Rate Loan” shall mean a Term Loan bearing interest at a rate determined by reference to the Prime Rate.

“Total Commitment Amount” means Twenty-One Million Five Hundred Thousand and no/100 Dollars ($21,500,000.00).

“Unmatured Event of Default” means an event or condition which would become an Event of Default with notice or the passage of time or both.

SECTION 1.2         APPLICABILITY OF SUBSIDIARY AND AFFILIATE REFERENCES.

Terms hereof pertaining to any Subsidiary or Affiliate shall apply only during such times as Borrower has any Subsidiary or Affiliate.

SECTION 1.3         ACCOUNTING TERMS.

Except as and unless otherwise specifically provided herein, all accounting terms in this Agreement shall have the meanings given to them by GAAP and shall be applied and all reports required by this Agreement shall be prepared, in a manner consistent with GAAP.

SECTION 2. LOANS

SECTION 2.1         REVOLVING CREDIT LOANS.

Subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, agrees to make loans to Borrower, from time to time from the date of this Agreement through the Termination Date, at such times and in such amounts, not to exceed the amount of each such Lender’s Commitment - Revolving Credit, at any one time outstanding, as Borrower may request (the “Revolving Credit Loan(s)”).  During such period, Borrower may borrow, repay and reborrow hereunder. Notwithstanding the generality of the foregoing, neither Lender shall make any Revolving Credit Loans under this Agreement or the Revolving Credit Note if at any time the sum of: (a) the aggregate principal amount outstanding under the Revolving Credit Notes and due such Lender, plus (b) such Lender’s Pro Rata Share of the aggregate outstanding Letter of Credit Obligations equals or exceeds such Lender’s Commitment - Revolving Credit.

SECTION 2.2         REVOLVING CREDIT NOTE

The Revolving Credit Loans shall be evidenced by a revolving credit note (the “Revolving Credit Note”), substantially in the form of Exhibit A, with appropriate insertions, dated the date hereof, payable to the order of each Lender, in the principal amount of the Commitment - Revolving Credit of each such Lender, and with the amounts borrowed and repaid and the balance indorsed on the grid by such Lender. As long as such Lender is the holder of such Revolving Credit Note it may, at its option, in lieu of endorsing the grid, record the amounts borrowed and repaid under and the balance due on the Revolving Credit Note in each such Lender’s respective books and records, which books and records may treat each Borrowing as a separate Revolving Credit Loan; such endorsement or recording by such Lender shall be rebuttably presumptive evidence of the principal balance due on each Revolving Credit Note.  The principal of each Revolving Credit Note shall be payable in full on the Termination Date.

SECTION 2.3         LETTERS OF CREDIT.

Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower in this Agreement, and in any master letter of credit agreement or other additional document that the L/C Issuer requests that Borrower execute, L/C Issuer agrees to issue from time to time upon the request of and for the account of Borrower one or more Letters of Credit in accordance with this Section 2.3 during the period, commencing on the date hereof and ending on the Business Day prior to the Termination Date, with a maturity date on any Letter of Credit no later than one year after the first to occur of the issuance thereof or the Termination Date.  If, and to the extent, the terms and provisions of this Agreement contradict or conflict with the terms and provisions of any master letter of credit agreement executed by Borrower in favor of the L/C Issuer, the terms and provisions of such master letter of credit agreement shall govern and control.

(a)           The obligation of the L/C Issuer to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

(1)           after giving effect to the requested issuance of any Letter of Credit (i) the total outstanding Letter of Credit Obligations will not exceed $5,000,000, and (ii) the sum of the total outstanding Letter of Credit Obligations and the total outstanding Revolving Credit Loans will not exceed the aggregate Commitment – Revolving Credit for all Lenders (for all purposes hereof, each Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder);

(2)           Borrower shall have delivered to the L/C Issuer at the time and manner as the L/C Issuer may prescribe the documents and materials requested by the L/C Issuer and the proposed Letter of Credit must be satisfactory to the L/C Issuer as to form and content;

(3)           as of the date of issuance, no order, judgment, or decree of any court, arbitrator, or governmental agency shall purport by its terms to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, and no law, rule, or regulation applicable to the L/C Issuer and no request or directive from any governmental agency shall prohibit or request that the L/C Issuer refrain from the issuance of letters of credit generally or the Letter of Credit; and

(4)           Borrower must comply with the L/C Issuer’s normal procedures for the issuance of letters of credit generally.

(b)           Promptly after receipt of any Letter of Credit application from Borrower, the L/C Issuer will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit application from Borrower and, if not, the L/C Issuer will provide the Agent with a copy thereof.  Upon receipt by the L/C Issuer of confirmation from the Agent that the requested issuance or amendment is permitted in accordance with the terms of this Agreement, then, subject to the terms and conditions of this Agreement, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower or enter into the applicable amendment to a Letter of Credit, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit or amendment thereof, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a participation in such Letter of Credit or amendment thereof in an amount equal to the product of such Lender’s Pro Rata Share times the face amount of such Letter of Credit.

(c)           Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to Borrower and the Agent a true and complete copy of such Letter of Credit or amendment.

(d)           Upon any drawing under any Letter of Credit, the L/C Issuer shall notify Borrower and the Agent of the amount to be paid by the L/C Issuer as a result of such drawing and the date which payment is to be made by the L/C Issuer to the beneficiary of such Letter of Credit in respect of such drawing.  Not later than 11:00 a.m., on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse the L/C Issuer through the Agent in an amount equal to the amount of such drawing.  If Borrower fails to so reimburse the L/C Issuer by such time, the Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and such Lender’s Pro Rata Share thereof.  In such event, Borrower shall be deemed to have requested a Revolving Credit Loan to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, but subject to the amount of the unutilized portion of the Commitment – Revolving Credit.  Any notice given by the L/C Issuer or the Agent pursuant to this Section may be given by telephone if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(e)           Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to subsection 2.3(d) above make funds available to the Agent for the account of the L/C Issuer at the Agent’s office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Agent, whereupon each Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan to Borrower in such amount.  The Agent shall remit the funds so received to the L/C Issuer.  If the Revolving Credit Loans made pursuant to this subsection 2.3(e) are not sufficient to satisfy the Unreimbursed Amount, each Lender (including the Lender acting as L/C Issuer) shall make additional funds available to the Agent for the account of the L/C Issuer at the Agent’s office in an amount equal to its Pro Rata Share of the outstanding Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Agent.  All amounts paid by each Lender pursuant to the immediately preceding sentence shall constitute additional loans made by each Lender to Borrower hereunder, immediately due and payable with interest at the Default Rate until paid.

(f)            Until each Lender funds its Revolving Credit Loan pursuant to this Section 2.3 or otherwise reimburses the L/C Issuer for any Unreimbursed Amount, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(g)           Each Lender’s obligation to make Revolving Credit Loans or otherwise reimburse the L/C Issuer for Unreimbursed Amounts, as contemplated by this Section 2.3, shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, Borrower or any other Person for any reason whatsoever; (2) the occurrence or continuance of an Unmatured Event of Default or Event of Default, or (3) any other occurrence, event or condition, whether or not similar to any of the foregoing.  Any such reimbursement shall not relieve or otherwise impair the obligation of Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(h)           If any Lender fails to make available to the Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.3 by the time specified in this Section 2.3, the L/C Issuer shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect.  A certificate of the L/C Issuer submitted to any Lender (through the Agent) with respect to any amounts owing under this Section 2.3 shall be conclusive absent manifest error.

SECTION 2.4         TERM LOAN.

Subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, agrees to lend to Borrower, and Borrower agrees to borrow from each Lender, on the date hereof, the amount of each Lender’s Commitment - Term Loan (the “Term Loan”).  Any amount of Term Loans repaid may not be reborrowed.

SECTION 2.5         TERM.

The Term Loan shall be evidenced by a term note (the “Term Note”), substantially in the form of Exhibit B, with appropriate insertions, dated the date hereof, payable to the order of each Lender, in the principal amount of the Commitment - Term Loan of each such Lender. The principal balance of the Term Loan is payable in twenty (20) quarterly principal payments as follows: (a) four (4) quarterly payments in the amount of $375,000 each, due on the last day of each fiscal quarter beginning September 27, 2003 and continuing through and including July 3, 2004, (b) eight (8) quarterly payments in the amount of $500,000 each, due on the last day of each fiscal quarter beginning October 2, 2004 and continuing through and including July 1, 2006, and (c) eight (8) quarterly payments in the amount of $750,000 each, due on the last day of each fiscal quarter beginning September 30, 2006 and continuing through and including June 28, 2008.

SECTION 2.6         GUARANTY.

The Loans and all of Borrower’s other liabilities, obligations and indebtedness to each of the Lenders, direct or indirect, absolute or contingent, due or to become due, now or hereafter existing with respect to principal, and interest accrued thereon, whether under this Agreement, as amended, or any other agreement with either or both of the Lenders or note payable to either or both of the Lenders, shall be guaranteed by all current and future Subsidiaries of Borrower, by execution and delivery of a Guaranty in the form of Exhibit C hereto, with appropriate insertions (each such Guaranty, and all amendments, restatements, and replacements, if any, thereto or therefor, is a “Subsidiary Guaranty”, and all such Guaranties, and all amendments, restatements, and replacements, if any, thereto or therefor, are collectively, the “Subsidiary Guaranties”).

SECTION 3. INTEREST AND FEES

SECTION 3.1         INTEREST.

Borrower may elect that each Borrowing of Loans be made by means of a Prime Rate Loan or a LIBOR Loan; provided, however, that there shall not be more than six Borrowings of LIBOR Loans outstanding at any time.

(a)           Prime Rate Loans.  Each Prime Rate Loan made by the Lenders shall bear interest on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) at a rate per annum equal to the Prime Rate from time to time in effect.

(b)           LIBOR Loans.  Each LIBOR Loan made by the Lenders shall bear interest on the unpaid principal amount thereof from the first day of the applicable Interest Period until paid in full or converted to a Prime Rate Loan or a new LIBOR Rate Loan at a rate per annum equal to the sum of the Applicable LIBOR Margin from time to time in effect plus the LIBOR Rate.

(c)           Rate Determinations.  The Agent shall determine each interest rate applicable to the Loans hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

(d)           Letter of Credit Fees.  Borrower agrees to pay to the Agent for the ratable benefit of the Lenders a Letter of Credit Fee equal to .75% per annum of the face amount of all stand-by Letters of Credit in accordance with the customary practice of the L/C Issuer.  Borrower agrees to pay to the Agent for the ratable benefit of the Lenders a Letter of Credit Fee equal to the L/C Issuer’s quoted rate at the time of issuance for all documentary Letters of Credit in accordance with the customary practice of the L/C Issuer.  The Letter of Credit fee is payable on the last day of each calendar quarter in arrears.  The Letter of Credit fee shall be calculated based upon a 360 day year.  All other fees paid by Borrower in connection with the issuance of a Letter of Credit shall be paid to and for the sole benefit of the L/C Issuer.

SECTION 3.2         MINIMUM AND MAXIMUM BORROWING AMOUNTS.

Each Borrowing of Prime Rate Loans (other than an L/C Refinancing Borrowing) shall be in an amount not less than $25,000 or any larger amount that is an integral multiple of $25,000.  Each Borrowing of LIBOR Loans shall be in an amount not less than $500,000, or any larger amount that is an integral multiple of $100,000.

SECTION 3.3         BASIS OF COMPUTATION.

Interest on all Loans shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days, including the date a Loan is made and excluding the date a Loan or any portion thereof is paid or prepaid.

SECTION 3.4         INTEREST PAYMENT DATES.

Accrued interest on Prime Rate Loans shall be paid on the last Business Day of each March, June, September and December of each year, at maturity and upon payment in full, beginning with the first of such dates to occur after the date of the first such Loan hereunder. Accrued interest on LIBOR Loans shall be paid on the last day of the applicable Interest Period and at maturity and, if the applicable Interest Period is longer than three months, on each day occurring three months after the date such LIBOR Loan is made. After maturity, whether by acceleration or otherwise, accrued interest on all Loans shall be paid upon demand.

SECTION 3.5         DEFAULT RATE.

Upon the occurrence of an Event of Default and during the continuation thereof, the Loans and other obligations of Borrower to the Agent and the Lenders hereunder shall bear interest, after as well as before judgment, until paid in full, payable on demand, at a rate per annum (the “Default Rate”) equal to:

(a)           with respect to any Prime Rate Loan, the sum of two percent (2%) plus the interest rate from time to time in effect with respect to such Prime Rate Loan pursuant to Section 3.1(a); and

(b)           with respect to any LIBOR Loan, the sum of two percent (2%) plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of two percent (2%) plus the Prime Rate from time to time in effect; and

(c)           with respect to other monetary obligations for which a Default Rate is not otherwise specified, the sum of two percent (2%) plus the Prime Rate from time to time in effect.

SECTION 3.6         CLOSING FEE.

Borrower agrees, on the date of execution hereof, to pay to LaSalle a fully-earned non-refundable closing fee of $21,000, and to Fifth Third a fully-earned non-refundable closing fee in the amount of $14,000.

SECTION 3.7         COMMITMENT FEE; REDUCTION OF COMMITMENT.

Borrower agrees to pay to each Lender the Commitment Fee.  The Commitment Fee shall be calculated on an accrual basis based upon a 360 day year and shall commence to accrue on the date of this Agreement and shall be paid on the last Business Day of each March, June, September and December in each year, beginning with the first of such dates to occur after the date of this Agreement, at maturity and upon payment in full.  At any time or from time to time, upon at least ten (10) days’ prior written notice, which shall be irrevocable, Borrower may reduce each Lender’s Commitment - Revolving Credit in the amount of at least $25,000.00 or in full, provided, however, that all such reductions of Commitment - Revolving Credit shall reduce the Commitment - Revolving Credit of each Lender on a pro rata basis based on the Commitment - Revolving Credit of each Lender immediately prior to such reduction. Upon any such reduction of any part of the unused Commitment - Revolving Credit, the Commitment Fee on the part reduced shall be paid in full as of the date of such reduction.

SECTION 3.8         ADMINISTRATIVE AGENT FEE.

Borrower agrees to pay the Agent for the sole benefit of the Agent an administrative agent fee of $5,000.00 per year. Such administrative agent fee shall be payable contemporaneously with the execution of this Agreement and on each anniversary thereafter.

SECTION 4. PAYMENTS AND PREPAYMENTS.

SECTION 4.1         PAYMENTS.

All payments and prepayments of principal, interest, closing fees and Commitment Fees shall be made in immediately available funds to each respective Lender at its main banking office in Chicago, Illinois.  If any payment due hereunder is due on a date that is not a Business Day, then such payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder unless, in the case of a LIBOR Loan, such immediately succeeding Business Day is the first Business Day of the next calendar month, in which case such due date shall be the immediately preceding Business Day.

SECTION 4.2         MANNER OF BORROWING.

Borrower shall give the Agent irrevocable written or telephonic notice (a “Borrowing Notice”) by 11:00 a.m., Chicago, Illinois time, (a) on the date at least two (2) Business Days prior to the date of each requested Borrowing of LIBOR Loans, and (b) on the date of any requested Borrowing of Prime Rate Loans. Each such notice shall specify the proposed date of Borrowing, which must be a Business Day, the aggregate amount of the requested Borrowing, the type of Loans to comprise such Borrowing and, if such Borrowing is to be comprised of LIBOR Loans, the Interest Period applicable thereto. The Agent will then promptly notify the Lenders in writing or by telephone (which such notice in the case of Fifth Third, if it relates to Revolving Credit Loan Borrowings constituting Prime Rate Loans, may be made before or after LaSalle has funded its Pro Rata Share of such requested Loans) and, if such notice requests the Lenders to make LIBOR Loans, the Agent shall give notice to Borrower and to the Lenders of the interest rate applicable thereto promptly after the Agent has made such determination. The Lenders, on the date of Borrowing any Revolving Credit Loan, shall each remit their Pro Rata Share of any requested Revolving Credit Loan to Borrower’s account maintained with Agent, except to the extent such Borrowing is either a reborrowing, in whole or in part, of the principal amount of an outstanding Borrowing of Loans (a “Refunding Borrowing”) or an L/C Refinancing Borrowing, in which case each Lender shall record the Loan made by it as a part of such Refunding Borrowing or L/C Refinancing Borrowing, as the case may be, on its books or records or on a schedule to the appropriate Note, and shall effect the repayment, in whole or in part, as appropriate, of its maturing Loan or reimbursement obligation through the proceeds of such new Loan.  At the time LaSalle has made a Revolving Credit Loan, Fifth Third shall fund its Pro Rata Share of such Revolving Credit Loan and the obligation to remit to LaSalle on such day its Pro Rata Share of the Revolving Credit Loan shall be absolute and irrevocable. Each Borrowing from the Lenders under this Agreement shall be made in accordance with each Lender’s Pro Rata Share of the Commitment - Revolving Credit and Commitment - Term Loan.  Each payment and prepayment made by Borrower shall be made to the Lenders in accordance with each Lender’s Pro Rata Share of the respective amounts of the Loans outstanding immediately prior to such payment or prepayment.  Unless Borrower notifies the Agent to the contrary, upon the expiration of any Interest Period for a LIBOR Loan, such LIBOR Loan shall automatically convert to a Prime Rate Loan.  Each LIBOR Loan shall mature and become due and payable by Borrower on the last day of the Interest Period applicable thereto.

SECTION 4.3         CHANGE IN CIRCUMSTANCES, ETC.

(a)           Borrower agrees to pay to each Lender such amounts as will compensate each Lender for any increase in the cost to such Lender of making or maintaining any Loans hereunder or of maintaining its Commitment - Revolving Credit to make Revolving Credit Loans hereunder, caused by any change in any reserve, tax, capital guidelines, special deposit, or similar requirement with respect to assets of, deposits with or for the account of, or credit extended by, or commitments extended by, such Lender which are imposed on such Lender and which are caused by any change in law, treaty, rule, regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System), any interpretation thereof by any governmental, fiscal, monetary or other authority charged with the administration thereof or having jurisdiction over such Loan or such Lender, or any requirement imposed by any such authority, whether or not having the force of law.  Such additional amounts shall be payable on demand.  Such Lender’s calculation of such additional amounts shall be final and binding absent manifest error.

(b)           Notwithstanding any other provisions of this Agreement or any Note, if at any time after the date hereof any change in applicable law or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain LIBOR Loans or to give effect to its obligations as contemplated hereby, such Lender shall promptly give notice thereof to Borrower, with a copy to the Agent and the other Lender, and such Lender’s obligations to make or maintain LIBOR Loans under this Agreement shall terminate until it is no longer unlawful for such Lender to make or maintain LIBOR Loans. Borrower shall prepay on demand the outstanding principal amount of any such affected LIBOR Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, Borrower may then elect to borrow the principal amount of the affected LIBOR Loan from such Lender by means of a Prime Rate Loan from such Lender that shall not be made ratably by the Lenders but only from such affected Lender.

(c)           If on or prior to the first day of any Interest Period for any Borrowing of LIBOR Loans: (i)  the Agent advises Borrower that deposits in United States Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market, for such Interest Period, or (ii)  either Lender advises Borrower that LIBOR as determined by the Agent will not adequately and fairly reflect the cost to such Lender of funding its LIBOR Loans for such Interest Period, then, until the Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to make LIBOR Loans shall be suspended.

SECTION 4.4         FUNDING INDEMNITY.

In the event any Lender shall incur any loss, cost or expense (including, without limitation, any loss of profit, and any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of

(a)           any payment (including prepayment) of a LIBOR Loan on a date other than the last day of its Interest Period for any reason, whether before or after default, and whether or not such payment is required by any provisions of this Agreement, or

(b)           any failure (because of a failure to meet the conditions of Borrowing or otherwise) by Borrower to borrow a LIBOR Loan on the date specified in a Borrowing Notice,

then, upon the demand of such Lender, Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense.  If any Lender makes such a claim for compensation, it shall provide to Borrower, with a copy to the Agent and the other Lender, a certificate executed by an officer of such Lender setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be deemed rebuttably presumptive evidence of the correctness thereof absent manifest error.

SECTION 4.5         DISCRETION OF LENDERS AS TO MANNER OF FUNDING.

Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Lender had actually funded and maintained each LIBOR Loan through the purchase of deposits in the relevant market having a maturity corresponding to such Loan’s Interest Period and bearing an interest rate equal to the LIBOR Rate, for such Interest Period.

SECTION 4.6         PREPAYMENTS.

Except as otherwise provided with respect to Rate Hedging Transaction prepayment fees and as otherwise provided with respect to LIBOR Loans in Section 4.4 above, Borrower shall have the privilege of prepaying the Loans without premium or penalty and in whole or in part (but, if in part, then: (i) in an amount not less than $250,000 and in integral multiples of $25,000 in the case of Prime Rate Loans, and in an amount not less than $500,000 and in integral multiples of $100,000 in the case of LIBOR Loans), and (ii) in an amount such that the minimum amount required for a Borrowing pursuant to Section 3.2 hereof remains outstanding) on any Business Day upon prior notice to the Lenders which must be received by the Lenders by no later than 11:00 a.m. (Chicago time) on the date of such prepayment in the case of Prime Rate Loans and by no later than 11:00 a.m. (Chicago time) on the second Business Day prior to the date of such prepayment in the case of LIBOR Loans, such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of LIBOR Loans, any compensation required by Section 4.4 hereof.  Partial prepayments of any outstanding type of Loan shall be applied to the various Borrowings thereof in the inverse order of their maturity.  Partial prepayments of the Term Loans shall be applied to installments thereof in the inverse order of their maturity.  Unless otherwise designated by Borrower, prepayments of any outstanding type of Loan shall be deemed paid with respect to such Loans which are Prime Rate Loans.

SECTION 4.7         MANDATORY REPAYMENT.

If at any given time from and after the date of this Agreement, the amount of Revolving Credit Loans plus all outstanding Letter of Credit Obligations exceeds the then aggregate amount of the Commitment-Revolving Credit of all Lenders, then Borrower shall immediately repay to the Lenders that amount necessary to reduce the unpaid and outstanding principal amount of the Revolving Credit Loans such that the amount of Revolving Credit Loans plus all outstanding Letter of Credit Obligations is equal to or less than the then aggregate amount of the Commitment-Revolving Credit of all Lenders. All repayments of principal under this Section 4.7 shall include interest accrued to the date of repayment on the principal amount repaid and the applicable prepayment penalty provided herein or in any Rate Hedging Transaction agreement, if any.

SECTION 5. REPRESENTATIONS AND WARRANTIES.

To induce each Lender to make each of the Loans, Borrower represents and warrants, and at the time Borrower requests or accepts any Loan, Borrower shall be deemed to represent and warrant, to each Lender that:

SECTION 5.1         ORGANIZATION.

Borrower is a corporation existing and in good standing under the laws of the state of Delaware; each current Subsidiary of Borrower is listed on Exhibit D and each Subsidiary is a corporation duly existing and in good standing under the laws of the state of its formation as indicated on Exhibit D; Borrower and each Subsidiary are duly qualified, in good standing and authorized to do business in each jurisdiction where, because of the nature of their activities or properties, such qualification is required and failure to qualify could have a material adverse effect on Borrower and its Subsidiaries taken as a whole; and Borrower and each Subsidiary have the power and authority to own their properties and to carry on their businesses as now being conducted.

SECTION 5.2         AUTHORIZATION: NO CONFLICT.

The Borrowings hereunder, the execution and delivery of the Notes and the performance by Borrower of its obligations under this Agreement and the Notes are within Borrower’s corporate powers, have been authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required) and do not and will not contravene or conflict with any provision of law or of the charter or by-laws of Borrower or any Subsidiary or of any agreement binding upon Borrower or any Subsidiary.

SECTION 5.3         FINANCIAL STATEMENTS.

Borrower’s audited consolidated financial statements as of December 28, 2002, and its unaudited consolidated financial statements as of June 28, 2003, copies of which have been furnished to the Agent, have been prepared in conformity with GAAP, and accurately present the financial condition of Borrower and each Subsidiary as of such dates and the results of their operations for the respective periods then ended. Since the date of those financial statements, no material, adverse change in the business, properties, assets, operations, conditions or prospects of Borrower or any Subsidiary has occurred of which the Agent has not been advised in writing before this Agreement was signed. There is no known contingent liability of Borrower or any Subsidiary which is known to be in an amount in excess of $100,000.00 which is not reflected in such financial statements or in Exhibit E hereto or of which the Agent has not been advised in writing before this Agreement was signed.

SECTION 5.4         TAXES.

Borrower and each Subsidiary have filed or caused to be filed all federal, state and local tax returns which, to the knowledge of Borrower and each Subsidiary, are required to be filed, and have paid or have caused to be paid all taxes as shown on such returns or on any assessment received by them, to the extent that such taxes have become due (except for current taxes not delinquent and taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been provided on the books of Borrower or the appropriate Subsidiary, and as to which no foreclosure, distraint, sale or similar proceedings have been commenced). Borrower and each Subsidiary have set up reserves which are adequate for the payment of additional taxes for years which have not been audited by the respective tax authorities.

SECTION 5.5         LIENS.

None of the assets of Borrower or any Subsidiary are subject to any mortgage, pledge, title retention lien, or other lien, encumbrance or security interest, except for: (a) current taxes not delinquent or taxes being contested in good faith and by appropriate proceedings; (b) liens arising in the ordinary course of business for sums not due or sums being contested in good faith and by appropriate proceedings, but not involving any deposits or advances or borrowed money or the deferred purchase price of property or services; (c) to the extent specifically shown in the financial statements referred to above; and (d) liens existing on the date hereof as listed in Exhibit F hereto.

SECTION 5.6         ADVERSE CONTRACTS.

Neither Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction, nor is it subject to any judgment, decree or order of any court or governmental body, which may have a material and adverse effect on the business, assets, liabilities, financial condition, operations or business prospects of Borrower and its Subsidiaries taken as a whole or on the ability of Borrower to perform its obligations under this Agreement or the Notes.  Neither Borrower nor any Subsidiary has, nor with reasonable diligence should have had, knowledge of or notice that it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any such agreement, instrument, restriction, judgment, decree or order.

SECTION 5.7         REGULATION U.

Borrower is not engaged in, nor is one of Borrower’s important activities, the business of extending credit for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereinafter in effect.

SECTION 5.8         LITIGATION AND CONTINGENT LIABILITIES.

No litigation (including derivative actions), arbitration proceedings or governmental proceedings are pending or threatened against Borrower or any Subsidiary which would (singly or in the aggregate), if adversely determined, have a material and adverse effect on the financial condition, continued operations or prospects of Borrower or any Subsidiary, except as set forth (including estimates of the dollar amounts involved) in Exhibit E hereto.

SECTION 5.9         SUBSIDIARIES.

Attached hereto as Exhibit D is a correct and complete list of all Subsidiaries and Affiliates of Borrower.

SECTION 5.10       PURPOSES.

Borrower shall use the proceeds of the Loans to refinance Borrower’s existing indebtedness, for working capital purposes, and for general corporate purposes, including capital expenditures.

SECTION 6. COVENANTS.

Until all obligations of Borrower hereunder and under the Notes are paid and fulfilled in full, and as a condition precedent to Borrower requesting the Term Loans and any Revolving Credit Loan, Borrower agrees that it shall, and shall cause each Subsidiary to, comply with the following covenants, unless the Lenders consent otherwise in writing:

SECTION 6.1         CORPORATE EXISTENCE. MERGERS. ETC.

Borrower and each Subsidiary shall preserve and maintain its corporate existence, rights, franchises, licenses and privileges, and will not liquidate, dissolve, or merge, or consolidate with or into any other corporation, or sell, lease, transfer or otherwise dispose of all or a substantial part of its assets, except that:

(a)           any Subsidiary may merge or consolidate with or into any one or more wholly-owned Subsidiaries;

(b)           any Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to Borrower or one or more wholly-owned Subsidiaries; and

(c)           Borrower may liquidate, dissolve, sell, lease, transfer, or otherwise dispose of the net assets of any Subsidiary whose net assets constitute ten percent (10%) or less of Borrower’s consolidated net assets.. For purposes of this Section 6.1(c), Borrower’s consolidated net assets shall be determined immediately prior to any such liquidation, dissolution, sale, lease, transfer, or other disposition, and the ten percent limitation applies on a cumulative basis to all such dispositions during the period beginning on the date hereof and ending on the Termination Date.

SECTION 6.2         REPORTS. CERTIFICATES AND OTHER INFORMATION.

Borrower shall furnish to Agent, with sufficient copies for each Lender:

(a)           Interim Reports.  Within 45 days after the end of each quarter of each fiscal year of Borrower, a copy of an unaudited financial statement of Borrower and any Subsidiary prepared on a consolidated basis consistent with the audited consolidated financial statements of Borrower and any Subsidiary referred to above, signed by an authorized officer of Borrower and consisting of at least (i) a balance sheet as of the close of such quarter and (ii) a statement of earnings and cash flows for such quarter and for the period from the beginning of such fiscal year to the close of such quarter.

(b)           Audit Report.  Within 120 days after the end of each fiscal year of Borrower, a copy of an annual audit report of Borrower and any Subsidiary prepared on a consolidated basis and in conformity with GAAP, duly certified by independent certified public accountants of recognized standing satisfactory to the Lenders, accompanied by an opinion without significant qualification.

(c)           Certificates.  Contemporaneously with the furnishing of a copy of each quarterly and fiscal year-end report provided for in this Section, a certificate dated the date of such report and signed by either the President, the Chief Accounting officer or the Treasurer of Borrower, to the effect that no Event of Default or Unmatured Event of Default has occurred and is continuing, or, if there is any such event, describing it and the steps, if any, being taken to cure it, and containing (except in the case of the certificate dated the date of the annual report) a computation of, and showing compliance with, any financial covenant, ratio or restriction contained in this Agreement.

(d)           Reports to SEC and to Shareholders.  Copies of (i) each 10K, 10Q and 8K filing and report made by Borrower or any Subsidiary with or to any securities exchange or the Securities and Exchange Commission, except for 8K’s relating to a quarterly report press release or reports in respect of any single shareholder, (ii) each communication from Borrower or any Subsidiary to Borrower’s shareholders generally, promptly upon the filing or making thereof, and (iii) any other filings, reports or other documents to or from any securities exchange or the Securities and Exchange Commission upon the Agent’s request.

(e)           Notice of Default, Litigation and ERISA Matters.   Immediately upon learning of the occurrence of any of the following, written notice describing the same and the steps being taken by Borrower or any Subsidiary affected in respect thereof: (i) the occurrence of an Event of Default or an Unmatured Event of Default; or (ii) the institution of, or any adverse determination in, any litigation, arbitration or governmental proceeding which is material to Borrower or any Subsidiary on a consolidated basis; or (iii) the occurrence of a reportable event under, or the institution of steps by Borrower or any Subsidiary to withdraw from, or the institution of any steps to terminate, any employee benefit plans as to which Borrower or any of its Subsidiaries may have any liability.

(f)            Subsidiaries.  Promptly from time to time a written report of any changes in the list of its Subsidiaries.

(g)           Projections.  As soon as available, but in no event later than December 31st of each year, Borrower’s internally prepared financial projections and business plans for the forthcoming year, including, without limitation, (1) a balance sheet, (2) a statement of income and retained earnings, and (3) a statement of cash flows, all for the forthcoming year prepared on a month by month basis.

(h)           Other Information.  From time to time such other information, financial or otherwise, concerning Borrower or any Subsidiary as the Agent or either Lender may reasonably request.

SECTION 6.3         INSPECTION.

Borrower and each Subsidiary shall permit the Agent or any Lender and their agents at any time during normal business hours to inspect Borrower’s and each Subsidiary’s properties and to inspect and make copies of their books and records.

SECTION 6.4         FINANCIAL REQUIREMENTS.

Unless at any time both Lenders shall otherwise expressly consent in writing, until all of the obligations of Borrower under this Agreement and the Notes are fully paid and performed, Borrower shall:

(a)           Fixed Charge Coverage Ratio.  Not permit the Fixed Charge Coverage Ratio, (i) determined as of June 28, 2003, or as of the end of any fiscal quarter thereafter through and including January 1, 2005, in all instances for the period of the four fiscal quarters then ending, to be less than 1.1 to 1.0, or (ii) as of April 2, 2005, or as of the end of any fiscal quarter thereafter, in all instances for the period of the four fiscal quarters then ending, to be less than 1.2 to 1.0;

(b)           Current Ratio.  Not permit the ratio of Borrower’s consolidated current assets to current liabilities (with current liabilities not including the final installment on the Term Loans due on July 31, 2008) determined as of the end of each fiscal quarter of Borrower’s fiscal year, to be less than 1.50:1.0;

(c)           Tangible Net Worth.  Not permit Borrower’s consolidated Tangible Net Worth, determined as of the end of each fiscal quarter of Borrower’s fiscal year, to be less than $30,000,000, plus fifty percent (50%) of Borrower’s cumulative consolidated net income (disregarding cumulative consolidated net loss) for all periods subsequent to June 28, 2003.

(d)           Leverage Ratio.  Not permit Borrower’s ratio of (i) consolidated Funded Debt as of the end of each fiscal quarter of Borrower’s fiscal year, to (ii) EBITDA for the Measurement Period ending as of the last day of such quarter calculated on a rolling four (4) quarters basis, to exceed 2.5 to 1.0 as of the end of each fiscal quarter.

SECTION 6.5         INDEBTEDNESS. LIENS AND TAXES.

Neither Borrower nor any Subsidiary shall:

(a)           Indebtedness.  Incur, permit to remain outstanding, assume or in any way become committed for Indebtedness in respect of borrowed money, except (i) Indebtedness incurred hereunder or to either Lender; (ii) Indebtedness existing on the date of this Agreement shown on the financial statements furnished to both Lenders before this Agreement was signed; (iii) other Indebtedness existing on the date hereof as listed in Exhibit G hereto; (iv) other Indebtedness to which the Lenders give Borrower prior written consent; and (v) Indebtedness in the aggregate amount not greater than five percent (5%) of the Tangible Net Worth of Borrower at any time or from time to time.

(b)           Liens.  Create, suffer or permit to exist any lien or encumbrance of any kind or nature upon any of their assets now or hereafter owned or acquired, or acquire or agree to acquire any property or assets of any character under any conditional sale agreement or other title retention agreement; notwithstanding the foregoing, Borrower shall be permitted to be subject to: (i) liens existing on the date of this Agreement which are listed on Exhibit F hereto or of which the Lenders have been advised in writing before this Agreement was signed; (ii) liens of landlords, contractors, laborers or supplement, tax liens, or liens securing performance or appeal bonds or other similar liens or charges arising out of Borrower’s business, provided that tax liens are removed before related taxes become delinquent and other liens are promptly removed, in either case unless contested in good faith and by appropriate proceedings, and as to which adequate reserves shall have been established; and (iii) liens securing Borrowings or advances from Borrower to wholly-owned Subsidiaries.

(c)           Taxes.  Fail to pay and discharge any taxes, assessments or governmental charges or levies imposed upon them, upon their income or profits or upon any properties belonging to them, prior to the date on which penalties attach thereto, or all lawful claims for labor, materials and supplies when due, except that no such tax, assessment, charge, levy or claim need be paid which is being contested in good faith, by appropriate proceedings and as to which adequate reserves shall have been established, and as to which no foreclosure, distraint, sale or similar proceedings have commenced.

(d)           Guaranties.  Except as set forth in Exhibit H hereto, assume, guarantee, indorse or otherwise become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or otherwise) with respect to the obligation of any other person or entity, except by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business and except as permitted by this Agreement.

SECTION 6.6         INVESTMENTS AND LOANS.

Neither Borrower nor any Subsidiary shall make any loan, advance, extension of credit or capital contribution to, or purchase or otherwise acquire for a consideration, evidences of indebtedness, capital stock or other securities of, or all or substantially all of the assets of, any person in an aggregate amount greater than $1,500,000, except as set forth on Exhibit I hereto and further excepting that Borrower and any Subsidiary may:

(a)           purchase or otherwise acquire and own short-term money market items;

(b)           extend credit upon customary terms to their customers in the ordinary course of their business; and

(c)           extend credit to officers and employees in accordance with policies in effect on the date of this Agreement of which the Lenders have been advised in writing.

SECTION 6.7         CAPITAL STRUCTURE AND DIVIDENDS.

Neither Borrower nor any Subsidiary shall purchase or redeem, or obligate itself to purchase or redeem, any shares of Borrower’s capital stock, of any class, issued and outstanding from time to time, provided, however, that Borrower may purchase an amount of shares of Borrower’s capital stock in a total amount not to exceed $2,000,000 in the aggregate (as determined for the period beginning on the date hereof and ending on the Termination Date); or declare or pay any dividend (other than dividends payable in its own common stock or to Borrower) or make any other distribution in respect of such shares other than to Borrower. Borrower shall continue to own, directly or indirectly, the same (or greater) percentage of the stock of each Subsidiary that it held on the date of this Agreement, and no Subsidiary shall issue any additional securities other than to Borrower.

SECTION 6.8         MAINTENANCE OF PROPERTIES.

Borrower and each Subsidiary shall maintain, or cause to be maintained, in good repair, working order and condition, all their properties (whether owned or held under lease), and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, betterments and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

SECTION 6.9         INSURANCE.

Borrower and each Subsidiary shall maintain insurance in responsible companies in such amounts and against such risks as are usually carried by owners of similar businesses and properties in the same general area in which Borrower or its Subsidiaries operate. The Lenders agree that Borrower may self-insure certain risks, provided that the levels of such self-insurance are reasonably and prudently determined by Borrower.

SECTION 6.10       USE OF PROCEEDS.

(a)           General.  Borrower and any Subsidiary shall not use or permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying any margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time. Contemporaneously herewith, Borrower and each Subsidiary will furnish to Lender a statement in conformity with the requirements of Federal Reserve Form U-l to the foregoing effect. No part of the proceeds of the Loans will be used for any purpose which violates or is inconsistent with the provisions of Regulation U of the Board of Governors.

(b)           Tender Offers and Going Private.  Neither Borrower nor any Subsidiary shall use (or permit to be used) any proceeds of the Loans to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended, or any regulations or rulings thereunder.

SECTION 6.11       PURPOSE.

Borrower shall use the proceeds of the Loans as set forth in Section 5.10 above.

SECTION 6.12       ACCOUNTING PERIODS.

Borrower shall not alter the method by which it establishes the dates on which its fiscal year and fiscal quarters end without prior written consent of Lenders.

SECTION 6.13       NEGATIVE PLEDGE.

Borrower warrants and represents to and covenants with Lenders that neither Borrower nor any Subsidiary has heretofore or shall hereafter, without Lenders’ prior written consent thereto:  (a) grant a security interest in or assign any of its assets to any person or entity or permit, grant, or suffer a lien, claim or encumbrance upon any of its assets, unless in favor of Lenders; (b) agree to a provision the same as or similar to the provision contained in this Section 6.13 in favor of any Person other than Lenders; (c) sell or transfer any of its assets not in the ordinary course of business; or (d) enter into any transaction not in the ordinary course of business which materially and adversely affects Borrower’s or any Subsidiary’s assets or Borrower’s or any Subsidiary’s ability to repay any Indebtedness.  Borrower shall execute and deliver to Lenders all other agreements and documents as Lenders may request to fully consummate all of the transactions contemplated hereunder.

SECTION 6.14       BANK ACCOUNTS.

Borrower and each Subsidiary shall keep and maintain all of its checking, depository and other bank accounts with LaSalle, provided, however, that each Subsidiary may maintain a depository account with a local bank in cases where it is not practicable for such Subsidiary to have LaSalle as its primary depository bank.  In such instances the funds from the Subsidiaries accounts will be swept into an account at LaSalle upon terms acceptable to LaSalle.  Borrower and each Subsidiary shall also be permitted to maintain bank accounts at Fifth Third with the prior consent of the Agent.  Each statement of account by a Lender delivered to Borrower shall be presumed correct and accurate and shall constitute an account stated between Borrower and such Lender unless, within thirty (30) days after Borrower’s receipt of said statement, Borrower delivers to the Lender notice specifying the error or errors, if any, contained in any such statement.

SECTION 7. CONDITIONS OF LENDING

The obligation of each Lender to make the Term Loan and each of the Revolving Credit Loans is subject to the following conditions precedent:

SECTION 7.1         DOCUMENTATION: FIRST LOAN.

In addition to the conditions precedent set forth in Section 7.2 hereof, the obligation of both Lenders to make the Term Loan and the first Revolving Credit Loan is subject to the conditions precedent that both Lenders shall have received all of the following, each duly executed and dated the date of this Agreement, in form and substance satisfactory to the Lenders and their counsel, at the expense of Borrower, and in such number of signed counterparts as each Lender may request (except for the Notes, of which only the original of each shall be signed):

(a)           Revolving Credit Note.  Revolving Credit Notes in the form of Exhibit A, with appropriate insertions, each payable to each Lender for the face amount of such Lender’s Commitment - Revolving Credit;

(b)           Term Note.  Term Notes in the form of Exhibit B, with appropriate insertions, each payable to each Lender for the face amount of such Lender’s Commitment - Term Loan;

(c)           Resolutions.  A copy of a resolution of the Board of Directors of Borrower authorizing or ratifying the execution, delivery and performance, respectively, of this Agreement, the Notes and the other documents provided for in this Agreement, certified by the Secretary of Borrower; and copies of the resolutions of the Board of Directors of each Subsidiary authorizing or ratifying the execution, delivery and performance of its guaranty, certified by its Secretary;

(d)           Articles of Incorporation and By-laws; Good Standing Certificates.  A copy of the articles of incorporation and by-laws of Borrower and each Subsidiary, certified by the Secretary of Borrower and each Subsidiary, respectively; and current good standing certificates issued by the Secretary of State of each state in which Borrower or such Subsidiary is incorporated and qualified to do business;

(e)           Certificates of Incumbency.  A certificate of the Secretary of Borrower and each Subsidiary certifying the names of the officer or officers of Borrower or such Subsidiary authorized to sign this Agreement, the Notes, its guaranty and the other documents provided for in this Agreement to be signed by Borrower and such Subsidiary, together with a sample of the true signature of each such officer (the Lender may conclusively rely on such certificate until formally advised by a like certificate of any changes therein);

(f)            Guaranties.  A Subsidiary Guaranty duly executed by each Subsidiary, in the form of Exhibit C with appropriate insertions;

(g)           Certificate of No Default.  A certificate signed by the Chairman of the Board of Directors, the Chief Financial Officer, the Treasurer or the Secretary of Borrower to the effect that: (i) no Event of Default or Unmatured Event of Default has occurred and is continuing or will result from the making of the Term Loan and the first Revolving Credit Loan; and (ii) the representations and warranties of Borrower contained herein are true and correct as of the date of the Term Loan and the first Revolving Credit Loan as though made on that date;

(h)           Opinion of Counsel to Borrower and Subsidiaries.  An opinion of counsel to Borrower and its Subsidiaries to such effect as the Lenders may require; and

(i)            Miscellaneous.  Such other documents and certificates as the Agent or the Lenders may request.

SECTION 7.2         REPRESENTATIONS AND WARRANTIES; NO DEFAULT.

(a)           Representations and Warranties.  At the date of the Term Loan and each Revolving Credit Loan, Borrower’s representations and warranties set forth herein shall be true and correct as of such date with the same effect as though those representations and warranties had been made on and as of such date.

(b)           No Default.  At the time of the Term Loan and each Revolving Credit Loan, and immediately after giving effect to the Term Loan and each Revolving Credit Loan, Borrower shall be in compliance with all the terms and provisions set forth herein on its part to be observed or performed, and no Event of Default or Unmatured Event of Default shall have occurred and be continuing at the time of any Loan, or would result from the making of any Loan.

SECTION 7.3         SUCCEEDING LOANS.

The application by Borrower for any Revolving Credit Loan other than the first shall be deemed a representation and warranty by Borrower that the statements in Section 7.2 are true and correct on and as of the date of each such Loan.

SECTION 8. SECTION 8 DEFAULT

SECTION 8.1         EVENTS OF DEFAULT.

Each of the following occurrences is hereby defined as an “Event of Default”:

(a)           Nonpayment or Non-Compliance with Financial Requirements. Borrower shall fail to make any payment of principal, interest, or other amounts payable hereunder or under any Note when and as due, or shall fail to be in compliance with any of the financial requirements set forth at Section 6.4 hereof; or

(b)           Default under Related Documents. Any default, event of default, or similar event shall occur or continue beyond any applicable grace or notice period under any Loan Document, or any Loan Document shall not be, or shall cease to be, enforceable in accordance with its terms; or

(c)           Cross-Default.  There shall occur any default or event of default, or any event which might become such with notice or the passage of time or both, or any similar event, or any event which requires the prepayment of borrowed money or the acceleration of the maturity thereof, under the terms of any evidence of Indebtedness or other agreement issued or assumed or entered into by Borrower or any Subsidiary or under the terms of any indenture, agreement or instrument under which any such evidence of Indebtedness or other agreement is issued, assumed, secured or guaranteed, and such event shall continue beyond any applicable period of grace; or

(d)           Dissolutions, etc.  Borrower shall fail to comply with any provision concerning its existence or that of any Subsidiary or Borrower shall violate any prohibition against dissolution, liquidation, merger, consolidation or sale of assets set forth in any Loan Document; or

(e)           Warranties.  Any representation, warranty, schedule, certificate, financial statement, report, notice or other writing furnished by or on behalf of Borrower or any Subsidiary to the Agent or to either Lender is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified; or

(f)            Change in Control.  A transfer of or an accumulation of a majority of the outstanding capital stock of Borrower shall be acquired, directly or indirectly, by a person or entity, or group of persons or entities acting in concert, who own on the date hereof less than 5% of such voting stock; or

(g)           ERISA.  Any reportable event shall occur under the Employee Retirement Income Security Act of 1974, as amended, in respect of any employee benefit plan maintained for employees of Borrower or any Subsidiary; or

(h)           Litigation.  Any suit, action or other proceeding (judicial or administrative) commenced against Borrower or any Subsidiary, or with respect to any assets of Borrower or any Subsidiary, shall threaten to have a material and adverse effect on the future operations of Borrower or any Subsidiary; or a final judgment or settlement shall be entered in, or agreed to in respect of, any such suit, action or proceeding and said final judgment or settlement is for or in an amount which would have a material adverse effect on Borrower and its Subsidiaries taken as a whole; or

(i)            Noncompliance with this Agreement.  Borrower shall fail to comply with any material provision hereof, which failure does not otherwise constitute an Event of Default, and such failure shall continue for thirty (30) days after notice thereof to Borrower by the Agent or either Lender or any other holder of a Note; or

(j)            Guaranty.  Any guaranty of the Loans (specifically including any Subsidiary Guaranty) shall be repudiated or become unenforceable or incapable of performance; or

(k)           Voluntary Bankruptcy.  Borrower or any Subsidiary shall file a petition or answer or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy law or other similar law, or Borrower or any Subsidiary shall consent to the institution of proceedings thereunder or the filing of any such petition or to the appointment or taking possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of Borrower or any Subsidiary; or

(1)           Involuntary Bankruptcy.  There shall be entered a decree or order by a court constituting an order for relief in respect of Borrower or any Subsidiary under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of Borrower or any Subsidiary or of any substantial part of their respective properties, or ordering the winding-up of or liquidation of the affairs of Borrower or any Subsidiary and any such decree or order shall continue unstayed and in effect for a period of forty-five (45) consecutive calendar days; or

(m)          Insolvency.  Borrower or any Subsidiary shall become insolvent or shall fail or be unable to pay its debts as they mature, shall admit in writing its inability to pay its debts as they mature, shall make a general assignment for the benefit of its creditors, shall enter into any composition or similar agreement, or shall suspend the transaction of all or a substantial portion of its usual business.

SECTION 8.2         REMEDIES.

Upon the occurrence of any Event of Default set forth in subsections (a)-(j) of Section 8.1 and during the continuance thereof, Agent shall, at the request of, or may, with the consent of the Lenders declare the Notes and any other amounts owed to the Lenders, including without limitation any accrued but unpaid Commitment Fee, to be immediately due and payable, whereupon the Notes and any other amounts owed to the Lenders shall forthwith become due and payable. Upon the occurrence of any Event of Default set forth in subsections (k)-(m) of

Section 8.1, all of the Notes and any other amounts owed to both Lenders, including without limitation any accrued but unpaid Commitment Fee, shall be immediately and automatically due and payable without action of any kind on the part of either Lender or any other holder of a Note.  Upon the occurrence of any Unmatured Event of Default or Event of Default, any obligation of either Lender to make Loans shall immediately and automatically terminate without action of any kind on the part of the Agent or either Lender until such Event of Default is waived by the Lenders, if ever, or such Unmatured Event of Default is cured within the applicable cure period, if any.  Borrower expressly waives presentment, demand, notice and protest of any kind in connection herewith.  The Agent shall promptly give Borrower written notice of any such declaration, but failure to do so shall not impair the effect of such declaration.  No delay or omission on the part of the Agent, the Lenders or any holder of a Note in exercising any power or right hereunder or under such Note shall impair such right or power or be construed to be a waiver of any Event of Default or any acquiescence therein, nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof, or the exercise of any other power or right.

SECTION 9. THE AGENT

SECTION 9.1         APPOINTMENT AND AUTHORIZATION.

Each Lender hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Documents or otherwise exist against the Agent.

SECTION 9.2         DELEGATION OF DUTIES.

The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

SECTION 9.3         LIABILITY OF AGENT.

None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower, or any Subsidiary or Affiliate of Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any of Borrower’s Subsidiaries or Affiliates.

SECTION 9.4         RELIANCE BY AGENT.

(a)           The Agent shall be entitled to rely, and shall be fully protected in relying upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by the Agent.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document until it shall have first received such advice or concurrence of the Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders.

(b)           For purposes of determining compliance with the conditions specified in Section 7.1 hereof, each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter sent by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

SECTION 9.5         NOTICE OF DEFAULT.

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default, except with regard to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Event of Default and stating that such notice is a “notice of default.” The Agent shall promptly notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Event of Default as may be requested by the Lenders in accordance with Section 8 hereof; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 9.6         CREDIT DECISION.

Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender.  Each Lender represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower.  Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business prospects, operations, property, financial or other condition or creditworthiness of Borrower which may come into the possession of any of the Agent-Related Persons.

SECTION 9.7         INDEMNIFICATION OF AGENT.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), pro rata, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including legal fees) of any kind or nature whatsoever which may at any time (including at any time following the repayment of the Loans, the termination of the Letters of Credit or the resignation or replacement of the Agent) be imposed on, incurred by or asserted against such Agent-Related Persons in any way relating to or arising out of this Agreement, or any Loan Document, or any of the transactions contemplated hereby, or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding relating to or arising out of this Agreement or the Loans or the Letters of Credit or the use of the proceeds thereof, whether or not the Agent-Related Person so indemnified is a party thereto; provided, however, that the Lenders shall have no obligation hereunder to indemnify any Agent-Related Person under this Section 9.7 with respect to obligations resulting solely from the gross negligence or willful misconduct of such Agent-Related Person.  Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including legal fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of Borrower.  The undertaking in this Section shall survive the payment of all obligations hereunder and the resignation or replacement of the Agent.

SECTION 9.8         AGENT IN INDIVIDUAL CAPACITY.

LaSalle and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Subsidiaries and affiliates as though LaSalle were not the Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, LaSalle or its affiliates may receive information regarding Borrower or its Subsidiaries (including information that may be subject to confidentiality obligations in favor of Borrower or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them.  With respect to its Loans, LaSalle shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent.

SECTION 9.9         SUCCESSOR AGENT.

The Agent may resign as Agent upon 30 days’ notice to the Lenders.  If the Agent resigns under this Agreement, the Lenders shall appoint from among the Lenders a successor agent for the Lenders.  If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and Borrower, a successor agent from among the Lenders.  Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the applicable provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Lenders appoint a successor agent as provided for above.

SECTION 10. MISCELLANEOUS

SECTION 10.1       WAIVER OF DEFAULT.

The Lenders may, by written notice to Borrower, at any time and from time to time, waive any default in the performance or observance of any condition, covenant or other term hereof, or any Unmatured Event of Default or Event of Default, which shall be for such period and subject to such conditions as shall be specified in any such notice.  In the case of any such waiver, the Lenders and Borrower shall be restored to their former position and rights hereunder and under the Notes, respectively, and any Unmatured Event of Default or Event of Default so waived shall be deemed to be cured and not continuing; but no such waiver shall extend to or impair any right consequent thereon or to any subsequent or other Unmatured Event of Default or Event of Default.

SECTION 10.2       NOTICES.

Any and all notices, demands, requests, consents, designations, waivers and other communications required or desired hereunder shall be in writing and shall be deemed effective upon personal delivery, upon confirmed facsimile transmission, upon receipted delivery by reputable overnight carrier, or three (3) days after mailing if mailed by registered or certified mail, return receipt requested, postage prepaid, to Borrower, the Agent or the Lenders at the following addresses or facsimile numbers or such other addresses and facsimile numbers as Borrower, the Agent or Lenders may specify in like manner; provided, however, that notices of a change of address or facsimile number shall be effective only upon receipt thereof:

If to Borrower, then to:	If to LaSalle, in its capacity as Agent or
Lender, then to:
Continental Materials Corporation
225 West Wacker Drive	LaSalle Bank National Association
Chicago, Illinois 60606	135 South LaSalle Street
Attention: Treasurer	Chicago, Illinois 60603
Facsimile No.: (312) 541-8089	Attention: Mr. Henry J. Munez
Facsimile No.: (312) 904-6242

With a copy to:

FagelHaber LLC
55 East Monroe Street, 40th Floor
Chicago, Illinois 60603
Attention: Victor A. Des Laurier, Esq.
Facsimile No.: (312) 580-2201

If to Fifth Third, then to

Fifth Third Bank
233 South Wacker Drive
Suite 400
Chicago, Illinois 60606
Attention: Ms. Susan Kaminski
Facsimile No.: (312) 876-4793

SECTION 10.3       NONWAIVER; CUMULATIVE REMEDIES.

No failure to exercise, and no delay in exercising, on the part of the Agent or either or all of the Lenders of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies of the Lenders herein provided are cumulative and not exclusive of any rights or remedies provided by law.

SECTION 10.4       SURVIVAL OF AGREEMENTS.

All agreements, representations and warranties made herein shall survive the delivery of the Notes and the making of any Loan hereunder.

SECTION 10.5       SUCCESSORS: PARTICIPATIONS.

This Agreement shall, upon execution and delivery by Borrower, and acceptance by the Lenders in Chicago, Illinois, become effective and shall be binding upon and inure to the benefit of Borrower, the Agent, the Lenders and their respective successors and assigns, except that Borrower may not transfer or assign any of its rights or interest hereunder without the prior written consent of all Lenders.  The Lenders may, without notice or consent of any kind, sell, assign, transfer or grant participations in all or any of the Loans.  In such event each and every immediate and successive assignee, transferee or holder of or participant in all or any of the Loans shall have the right to enforce this Agreement, the Notes, and all of the other document or instrument executed in connection herewith, by suit or otherwise, for the benefit of such assignee, transferee, holder or participant as fully as if such assignee, transferee, holder or participant were herein by name specifically given such rights, powers and benefits, but the Lenders shall have an unimpaired right, prior and superior to that of any assignee, transferee or holder to enforce this Agreement, the Notes, and all of the other documents or instrument executed in connection herewith for the benefit of the Lenders or any such participant, as to so much of the Loans as it has not sold, assigned or transferred.

SECTION 10.6       CAPTIONS.

Captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.  References herein to Sections or provisions without reference to the document in which they are contained are references to this Agreement.

SECTION 10.7       SINGULAR AND PLURAL.

Unless the context requires otherwise, wherever used herein the singular shall include the plural and vice versa, and the use of one gender shall also denote the other where appropriate.

SECTION 10.8       COUNTERPARTS.

This Agreement may be executed by the parties on any number of separate counterparts, and by each party on separate counterparts; each counterpart shall be deemed an original instrument; and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

SECTION 10.9       FEES.

Borrower agrees, upon demand of the Lenders, to pay or reimburse the Lenders for all reasonable costs, expenses (including attorneys’ fees and legal costs and expenses, and time charges of attorneys who may be employees of either of the Lenders, in each case both in and out of court and in original, appellate and bankruptcy proceedings), and disbursements incurred or paid by the Lenders in connection with the preparation, negotiation, documentation, administration, amendment, modification, waiver or interpretation of this Agreement, and/or in enforcing or preserving its rights hereunder or under the Notes or any document or instrument executed in connection herewith.  Notwithstanding the foregoing, Borrower shall not be obligated to pay expenses of the Lenders pertaining to any lawsuit initiated by the Lenders if the Lender’s complaint shall be dismissed with prejudice or if judgment shall be rendered, in whole, against the Lenders (and shall not be reversed on appeal).

SECTION 10.10     CONSTRUCTION: PROVISIONS SEVERABLE.

This Agreement, the Notes and any document or instrument executed in connection herewith shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Illinois, and shall be deemed to have been executed in the State of Illinois.  If any term or provision of this Agreement, the Notes, or any other documents or instrument executed in connection herewith shall be unenforceable or invalid, such unenforceability or invalidity shall not render any other term or provision hereof unenforceable or invalid, and all other terms and provisions of this Agreement, the Notes, and any other documents or instrument executed in connection herewith shall be enforceable and valid.

SECTION 10.11     SUBMISSION TO JURISDICTION: VENUE.

TO INDUCE THE LENDERS TO MAKE THE LOANS, AS EVIDENCED BY THE NOTES AND THIS AGREEMENT, BORROWER IRREVOCABLY AGREES THAT, SUBJECT TO THE LENDER’S SOLE AND ABSOLUTE ELECTION, ALL SUITS, ACTIONS OR OTHER PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE NOTES OR ANY DOCUMENT OR INSTRUMENT EXECUTED IN CONNECTION HEREWITH, SHALL BE SUBJECT TO LITIGATION IN COURTS HAVING SITUS WITHIN CHICAGO, ILLINOIS.  BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN CHICAGO, ILLINOIS.  BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT AGAINST BORROWER BY THE LENDERS IN ACCORDANCE WITH THIS SECTION.

SECTION 10.12     SET-OFF.

At any time after an Event of Default or at any time after any liabilities owed to either Lender under any Loan Document becomes past due, and without notice of any kind, any account, deposit or other indebtedness owing by either Lender to Borrower, and any securities or other property of Borrower delivered to or left in the possession of either Lender or its nominee or bailee, may be set- off against and applied in payment of any obligation hereunder (whether as Loans or Letters of Credit), whether due or not.  The Lenders hereby agree that if either shall, through the exercise of any right of counterclaim, set-off, banker’s lien, or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to its participation in the Loans that is greater than the proportion received by the Lenders in respect of the aggregate amount of principal and interest due with respect to its Pro Rata Share in the Loans, the party receiving such proportionately greater payment shall remit to the other Lender an amount necessary to maintain each Lender’s Pro Rata Share of the Commitment - Revolving Credit or Commitment - Term Loan, so that all such recoveries of principal and interest with respect to all Loans and Letters of Credit shall be on a pro rata basis.

SECTION 10.13     DOCUMENTATION.

Both Lenders represent, warrant, and covenant to the other Lender that:

(a)           in making its decision to enter into this Agreement and the Notes:

(i) it independently has taken whatever steps it considers necessary to evaluate the financial condition and affairs of Borrower;

(ii) it has made an independent credit judgment;

(iii) it has not relied upon any representation by the other Lender; and

(iv) neither Lender shall be responsible or liable to the other Lender for any statements in or omissions from this Agreement, the Notes, or any other document or instrument executed by Borrower or by and among Borrower and the Lenders and document or instrument received by either Lender from Borrower or concerning Borrower, and

(b)           with respect to the Loans and Letters of Credit and so long as any portion of the Loans and Letters of Credit, respectively, remains outstanding, each Lender will continue to make its own independent evaluation of the financial conditions and affairs of Borrower.

SECTION 10.14     LENDERS.

The Lenders agree that neither Lender may amend, waive, alter or agree to any other modification of this Agreement, the Notes and all other documents or instruments executed in connection herewith without the prior written consent and agreement of the other Lender.

SECTION 10.15     MERGER AND INTEGRATION.

Commencing as of the date of this Agreement, this Agreement, the Notes, the Letters of Credit, the Subsidiary Guaranties and the other documents and instruments referred to herein contain the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

Continental Materials Corporation

By:
Joseph J. Sum, Vice President

LaSalle Bank National Association,
as Agent and a Lender

By:
Its:

Fifth Third Bank (Chicago),
as a Lender

By:
Its:

SCHEDULE 1

LENDERS’ TOTAL COMMITMENT AMOUNT

Lender	Total Commitment Amount	Pro Rata Share
	$(21,500,000)
LaSalle Bank National Association	$12,900,000	60.00%
Fifth Third Bank (Chicago)	$8,600,000.00	40.00%